Exhibit 10.2

SEPARATION AGREEMENT

This Agreement is entered into by and between Christoph Berlin and hopTo Inc. (the “Company”). The purpose of this Agreement is to confirm the terms of Mr. Berlin’s departure from the Company.

1.       Voluntary Resignation. Specifically, Mr. Berlin and the Company agree that Mr. Berlin has voluntarily resigned from all positions at the Company and its subsidiaries effective March 12, 2014 and both parties will characterize Mr. Berlin’s departure accordingly. As a voluntary resignation, Mr. Berlin and the Company agree that there will neither be any acceleration of the vesting of Mr. Berlin’s stock options or restricted stock under the applicable stock option or restricted stock agreement, nor any shortening of the otherwise applicable time period for exercise of stock options. Mr. Berlin and the Company agree that other than (i) this Agreement, (ii) the Notice of Grant and Restricted Stock Agreement grant date August 15, 2012 between Mr. Berlin and the Company (the “Restricted Stock Agreement”), (iii) the Stock Option Agreement dated February 1, 2012 between Mr. Berlin and the Company (the “Option Agreement”) and (iv) the Proprietary Information and Inventions Agreement dated January 30, 2012 between Mr. Berlin and the Company (the “NDA”), (v) the Insider Trading Policy agreement dated March 19, 2012, there are no contracts, agreements or understandings between him and the Company and no other commitments by either party to the other, whether in regard to equity, compensation or inventions, or otherwise. Mr. Berlin agrees that no compensation (other than his final check, which he has received), bonus (cash or otherwise), benefits, additional equity grants or any other amount are/is or will be due to him from the Company on account of all services rendered by Mr. Berlin to the Company or its subsidiaries and affiliates.

2.       Non-Disparagement. Mr. Berlin agrees that he will not make any negative, disparaging, detrimental or derogatory comments to any third party concerning the Company or its current and former officers, directors, employees, agents, representatives, affiliates or subsidiaries. The Company agrees that no person authorized to speak for it (i.e., the members of its Board of Directors and its executive officers), nor the Company itself in any statement by the Company, will make any negative, disparaging, detrimental or derogatory comments to any third party concerning Mr. Berlin. Nothing in this Paragraph shall prevent either Mr. Berlin or the Company from (i) making truthful statements regarding the other where compelled by legal process in the form of a court order, order from a regulatory agency or similar legal process or where required by the rules and regulations of the Securities and Exchange Commission or (ii) responding truthfully to a breach by the other party of this Paragraph. Mr. Berlin and the Company will mutually agree upon the content and form of any staff or public announcement regarding his employment with, and departure from, the Company; provided, the Company may in its discretion file a Current Report on Form 8-K (and in any other SEC filing) announcing the voluntary resignation of Mr. Berlin and the terms (and providing a copy) of this Agreement.

3.       No Admission of Liability. This Agreement does not constitute an admission of any kind by either Mr. Berlin or the Company.

1919 S Bascom Avenue, Suite 600, Campbell, CA 95008

4.       Return of Company Property and Confidentiality. Mr. Berlin has confirmed that he has returned all Company property in his possession, whether in physical or electronic form, including all originals and copies of confidential and proprietary information, office keys, parking card, computer equipment and software, databases, files, records, client lists, personnel information, correspondence, work papers and any other materials he may have in his possession or under his control that relate to the business of the Company. This Paragraph is in addition to any similar obligations in the NDA.

5.       Entire Agreement/Integration/Governing Law/Jurisdiction/Miscellaneous. This constitutes the entire agreement between Mr. Berlin and the Company concerning the terms of Mr. Berlin’s separation from the Company. All prior discussions have been and are merged an integrated into, and are superseded by, this Agreement. For avoidance of doubt, the Restricted Stock Agreement, the Stock Option Agreement and the NDA remain in effect in accordance with their respective terms. This Agreement shall be governed by California law without giving effect to such state’s choice of law provisions. Any action to enforce this Agreement may be brought, and each party consents to the personal jurisdiction of, the federal or state courts in Santa Clara County, California. The prevailing party in any dispute hereunder shall be entitled to its reasonable attorneys fee and costs. Any party shall be entitled to seek an injunction or other equitable remedy to prevent breaches or future breaches of this Agreement, in addition to other remedies or damages available at law. This Agreement may be signed in counterparts. The addresses of the parties listed below may be used for any notification or purpose needed under this Agreement unless changed in a written notice to the other party providing a new address for such purposes.

Agreed:

Dated: March 12, 2014		/s/ Christoph Berlin
Christoph Berlin
Address__________________________
_________________________________

Dated: March 12, 2014	hopTo Inc.
	By:	/S/ Eldad Eilam
	Its:	CEO & President
Address 1919 S Bascom Ave., Ste 600
Campbell, CA 95008

1919 S Bascom Avenue, Suite 600, Campbell, CA 95008